UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

September 4, 2008

ASPEN EXPLORATION CORPORATION
(Name of small business issuer as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860
Telephone number, including Area code

Not applicable
Former name or former address if changed since last report

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     Aspen Exploration Corporation (“Aspen”) and Robert A. Cohan entered into an employment agreement dated January 1, 2003, as amended on April 22, 2005 (the “Agreement”). The Agreement was for an initial three year term and was amended in April 2005. As amended, the term of the agreement ends on December 31, 2008, but would continue thereafter on a year-to-year basis unless terminated by either party. Currently under the Agreement we pay Mr. Cohan an annual salary of $160,000 (which we will continue to pay through December 31, 2008). We also offer Mr. Cohan health insurance, cost reimbursement, and certain other benefits.

     As reported in January 2008, Mr. Cohan suffered a stroke and was unable to continue to perform his duties as chief executive officer and chief financial officer of Aspen. As a result, these duties were assumed by Messrs. R.V. Bailey and Kevan Hensman. Mr. Cohan retained the title of president, and has been working with Messrs. Bailey and Hensman and Aspen’s other employees and consultants as able to ensure that Aspen’s oil and gas operations continue. Although Mr. Cohan has provided substantial continuing assistance to Aspen, he has been unable to resume his duties as chief executive officer and chief financial officer. Inasmuch as Aspen is exploring strategic alternatives as described in Item 8.01, below, the board of directors, including Mr. Cohan, concurred that it was appropriate to provide notice to Mr. Cohan that his employment agreement would not be renewed when it expires on December 31, 2008.

     Therefore, on September 4, 2008, Aspen notified Mr. Cohan that his employment agreement will not be renewed when it expires on December 31, 2008. This notification does not terminate Mr. Cohan’s employment either now or on December 31, 2008, but merely advises him that his employment agreement will not be renewed. Mr. Cohan retains the title of president. The Board of Directors determined that it will consider the continuing employment status of all of its officers later in the year. Aspen will not be obligated to pay any penalties for not renewing the Agreement.

Item 8.01 Other Events

     On September 4, 2008, Aspen issued a press release announcing that Aspen has decided to investigate strategic alternatives, including the possibility of selling Aspen’s assets or considering another appropriate merger or acquisition transaction, and plans to open a data room where interested persons may review certain information. Aspen has entered into an agreement with Brian Wolf, a California-licensed mineral, oil and gas broker and consulting geologist, to assemble and operate the data room. A copy of the press release is attached hereto as Exhibit 99.1. Any transaction may require shareholder approval; such approval, if required, will be sought in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits 99.1 Press Release dated September 4, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of September 2008.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer